Exhibit 3.(c)

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
NAS ACQUISITION, INC.
PURSUANT TO SECTION 78.390 OF THE NEVADA REVISED STATUTES

NAS Acquisition, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:
1.        The name of the Corporation is NAS Acquisition, Inc. and the original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on May 28, 2014.
2.        These Amended and Restated Articles of Incorporation, which amend the provisions of the Articles of Incorporation, as heretofore amended, have been duly adopted by the Board of Directors of the Corporation and by action by written consent of the stockholders of the Corporation in lieu of a meeting, in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes ("N.R.S.") and, upon filing with the Secretary of State of the State of Nevada in accordance with Section 78.320 of the N.R.S., shall thenceforth supersede the original Articles of Incorporation, as heretofore amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Amended and Restated Articles of Incorporation of the Corporation.
3.        The text of the Articles of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME

The name of the Corporation is NAS Acquisition, Inc.
ARTICLE II.
NATURE OF CORPORATE BUSINESS AND POWERS
The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Nevada.
ARTICLE Ill.
BOARD OF DIRECTORS
The Corporation shall initially have one director. This individual shall serve as director until their successor or successors have been elected and qualified. The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.

ARTICLE IV.
AUTHORIZED SHARES
The aggregate number of shares which the Corporation shall have the authority to issue shall consist of 100,000,000 shares of Common Stock having a $0.0001 par value, and 20,000,000 shares of Preferred Stock having a $0.0001 par value. The Common Stock and/or Preferred Stock of the Corporation may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.
Series A Convertible Preferred Stock
1.	Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as Series A Convertible Preferred Stock, ("Series A Stock") and the number of shares constituting such series shall be four million (4,000,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The stated value shall be $1.00 per share ("Stated Value").
2.	Ranking. The Series A Stock shall rank prior to all classes of the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created (the "Junior Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.
3.	Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Stock shall be entitled to receive assets and funds prior to all classes of the Junior Securities. The amount of the preference shall be equal to the aggregate Stated Value of the Series A Stock outstanding. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Stock shall be insufficient to permit payment in full to the holders of the Series A Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders then outstanding shall be distributed ratably among the holders of the Series A Stock based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series A Stock.
4.	Dividends. Holders of the Series A Stock shall not be entitled to the payment of a dividend.
5.	Conversion Rights.
(a)	Voluntary Conversion. Each holder of record of shares of Series A Stock may convert all or part of the Series A Stock into shares of Common Stock on a share for share basis.
(b)	Automatic Conversion. There shall be no automatic conversion.

(c)	Conversion Formula. Each holder of record of shares of the Series A Stock shall have the right to convert all or part of such holder's shares of Series A Stock such that each share of Series A Stock shall convert into one fully paid and non-assessable share of Common Stock. All Common Stock, which may be issued upon conversion of the Series A Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.
(d)	Mechanics of Voluntary Conversion. Before any holder of Series A Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within five business days, issue and deliver at such office to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the "Voluntary Conversion Date."
6.	Anti-Dilution Provisions. During the period in which any shares of Series A Stock remain outstanding, the Conversion Formula in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series A Stock upon the happening of certain events as follows:
(a)	Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases. Unless otherwise provided herein, holders shall not be required to convert Series A stock pursuant to this Section 6(a).

(b)	Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Formula pursuant to Section 5(c) hereof in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Formula pursuant to Section 5(c) hereof in effect immediately prior to such combination will be proportionately increased.
(c)	Notice of Adjustment. Whenever the Conversion Formula is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Formula issuable upon exercise of each share of Series A Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.
7.	Voting Rights. Holders of Series A Stock shall have no voting rights except as required by law, including but not limited to the Nevada Revised Statutes, and as expressly provided in this Certificate of Designation.
8.	Redemption.
(a)	Mandatory Redemption. Within 90 days of the second anniversary of the issuance of the Series A Stock (such date, the "Mandatory Redemption Date"), the Corporation out of funds legally available therefor shall redeem all outstanding shares of Series A stock without any requirement of any notice to such holders at a price per share equal to the State Value per share plus any accrued and unpaid dividends; provided that any such redemption will only be paid to the extent that the aggregate redemption price in respect of all shares of Series A does not exceed the funds legally available therefor at such time. If, on the Mandatory Redemption Date, the Corporation does not have sufficient funds legally available therefor to pay the aggregate redemption price with respect to all shares of Series A then outstanding, the Corporation shall redeem such number of shares of Series A with respect to which there are sufficient funds legally available therefor, pro rata among all holders of Series A and thereafter, the corporation shall pay the applicable redemption price with respect to any shares of Series A for which payment has not been made on the Mandatory Redemption Date on the first day on which it has sufficient funds legally available therefor.

(b)	Optional Redemption. So long as there are funds legally available therefor, the Corporation, at the option of the Board of Directors, may redeem all or a part of the shares of Series A at the time outstanding, at any time prior to the Mandatory Redemption Date, upon notice as provided in this Section 8 at a price per share equal to the Stated Value plus any accrued and unpaid dividends.
(c)	Notice. Notice of any optional redemption of Series A stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of Series A stock at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for repayment or redemption, as the case may be. Any notice mailed as provide in this Section 8(c) shall be conclusively presumed to have been duly given, whether or not the holder received such notice, but failure duly to give such notice by mail , or any defect in such notice or in the mailing thereof, to any holder of shares of Series A stock shall not affect the validity of the proceedings for the redemption of any shares of Series B.
(d)	Effectiveness of Redemption. If notice of redemption has been duly given if required by this Section 8 and if all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of Series A stock, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation , on and after the redemption date all shares of Series A stock called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except the right of the holders thereof to receive the amount payable on such redemption. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
9.	Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.
10.	Miscellaneous.
(a)	The shares of the Series A Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series A Stock and in the Amended and Restated Articles of Incorporation of the Corporation .

(b)	The holders of the Series A Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.
(c)	Holders of fifty-one percent (51%) of the outstanding shares of Series A Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series A Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Stock.
ARTICLE V.
PREEMPTIVE RIGHTS AND ASSESSMENT OF SHARES
Holders of Common Stock or Preferred Stock of the Corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the Corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.
The Common Stock of the Corporation, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.
ARTICLE VI
DIRECTORS' AND OFFICERS' LIABILITY
A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve international misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII
INDEMNIFICATION
Every person who was or is a part to, or is threatened to be made a part to, or is involved in any such action , suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.
Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.
ARTICLE VIII
AMENDMENTS
Subject at all time to the express provisions of Section 5 on the assessment of shares, this Corporation, reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Amended and Restated Articles of Incorporation or said By-Laws, and all rights conferred upon stockholders are granted subject to this reservation.
ARTICLE IX
POWERS OF DIRECTORS
In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:
(a)	Subject to the By-Laws, if any, adopted by the stockholders, to make, alter or repeal the By-Laws of the Corporation;
(b)	To authorize and cause to be executed mortgages and liens, with or without limitations as to amount, upon real and personal property of this Corporation;

(c)	To authorize the guaranty by the Corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;
(d)	To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve; and
(e)	By resolution adopted by the majority of the whole board, to designate one or more committees to consist of one or more directors of the Corporation, which, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have the name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
All the corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise herein or in the By-Laws or by law.
ARTICLE X
ACQUISITION OF CONTROLLING INTEREST
The provisions of Sections 78.378 to 78.3793, inclusive, of the N.R.S. as it exists on the date hereof or as thereafter amended regarding control share acquisitions shall apply to the Corporation. The Board of Directors may call for the redemption of the control shares to the fullest extent provided in Section 78.3792 of the N.R.S. as it exists on the date hereof or as thereafter amended. The Board of Directors shall have the right to determine the rights, if any, of the dissenting stockholders as provided in Section 78.3793 of the N.R.S. as it exists on the date hereof or as thereafter amended.
ARTICLE XI
COMBINATIONS WITH INTERESTED STOCKHOLDERS
The provisions of Sections 78.411 to 78.444, inclusive, of the N.R.S. regarding combinations with interested stockholders do not apply to the Corporation.
IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its Chief Executive Officer this 26th day of March 2015.
NAS Acquisition, Inc.

By:	/s/Miguel Dotres
Miguel Dotres, Chief Executive Officer